Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Consolidated Edison Company of New York, Inc. of our report dated February 16, 2006 relating to the financial statements and financial statement schedule of Consolidated Edison Company of New York, Inc. which appears in the Consolidated Edison Company of New York, Inc. Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

August 3, 2006